As filed with the U.S. Securities and Exchange Commission on January 28, 2026

Registration No. 333- 292216

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONFOLIO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	37-1978697
(State or Other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dominic Wells

Chief Executive Officer

1007 North Orange Street, 4th Floor

Wilmington, Delaware 19801

(682) 990-6920

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Northwest Registered Agent Service, Inc.

8 The Green, Ste B

Dover, Delaware 19901

302-581-4070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward Welch, Esq.

Rodrigo Sanchez, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

(732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2026

PRELIMINARY PROSPECTUS

ONFOLIO HOLDINGS INC.

36,201,104 Shares of Common Stock offered by the Selling Stockholder

__________________________

This prospectus relates to the offering and resale by the Selling Stockholder identified herein (the “Selling Stockholder”) of up to 36,201,104 shares of common stock, $0.001 par value per share (the “Common Stock”), of Onfolio Holdings Inc. (the “Company”). The shares of Common Stock offered hereby consist of (i) 32,727,273 shares of Common Stock issuable upon conversion of senior secured convertible notes (the “Note Shares”) and (ii) up to 3,473,831 additional shares of Common Stock issuable pursuant to rights to receive shares of Common Stock (the “Right Shares”, and together with the Note Shares, the “Shares”) pursuant to that certain right to receive common stock agreement (the “Rights Agreement”). Pursuant to that certain Securities Purchase Agreement, dated November 17, 2025 (the “Purchase Agreement”), the Company has agreed to issue senior secured convertible notes in an aggregate principal amount of up to $300,000,000 (the “Notes”) to the buyers party thereto, of which a Note having an $6,000,000 aggregate principal amount was issued at an initial closing (the “Initial Note”). The Initial Note is convertible into Note Shares at an initial conversion price of $0.984, subject to adjustment as provided in the Notes and a floor price equal to $0.22 (the “Floor Price”). The Rights are exercisable or settleable into Right Shares in accordance with the terms of the Purchase Agreement and the Rights Agreement.

In accordance with the terms of a registration rights agreement with the holders of the Notes, this prospectus generally relates to (i) 32,727,273 Note Shares issuable and registered hereby, which amount is derived by dividing the $6 million principal amount of the outstanding Notes (plus a default premium of 20%, for a total assumed principal amount outstanding of $7.2 million) by the Floor Price, and (ii) 3,473,831 Right Shares issuable and registered hereby, which amount is derived by multiplying (x) the value (as determined in accordance with the Rights Agreement) of the cryptocurrency and/or digital assets purchased by the Company, from and after November 17, 2025, calculated as of January 26, 2026 by (y) 20%, in accordance with the terms of the Purchase Agreement. Because the Initial Conversion Price and the Floor Price of the Notes and the conversion price of the Rights may be adjusted, the number of Shares that will actually be issued may be more or less than the number of Shares being offered by this prospectus. In the event the Company issues additional Notes pursuant to the Purchase Agreement, it will file a new registration statement to register the shares of Common Stock issuable upon the conversion of such Notes.

The Selling Stockholder may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page  27  of this prospectus for more information.

The Selling Stockholder may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Our common stock and publicly-traded warrants are listed and traded under the symbols “ONFO” and “ONFOW,” respectively, on the Nasdaq Capital Market. On January 26, 2026, the closing/last price of our common stock and publicly-traded warrants on the Nasdaq Capital Market was $0.73  and $0.10, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2026.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Documents by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus contain references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 6 and the financial statements and related notes included in this prospectus.

In this prospectus, unless otherwise noted, the terms “our Company,” “Onfolio” “we,” “us,” and “our” refer to Onfolio Holdings Inc. and its subsidiaries.

COMPANY OVERVIEW

We acquire controlling interests in and actively manage online businesses that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of websites with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Our long-term goal is to build a world-class holding company that acquires, operates, and scales profitable online businesses. We aim to do this through operational excellence, smart capital deployment, strong leadership and infrastructure, and the maintenance of an innovator and small business owner’s mindset.

Our ideal acquisition candidate has the following characteristics:

•	Proven customer acquisition track record;
•	A product, physical or digital with satisfied customers and brand equity;
•	Upwards growth trajectory;
•	Growing industry or sector;
•	Attractive purchase price;
•	Under-utilized marketing assets or channels;
•	Passionate, high-value audience or customer base;
•	Attractive profit margin and cashflow; and
•	Diversified traffic and revenue sources.

We currently operate in the following business models: D2C eCommerce, B2B SEO and marketing services as well as B2B digital products. We anticipate a combination of continuous expansion of these verticals and increasing our share within them. Our business model is not based around success in a particular “niche”, but rather focusing on certain verticals and mediums where online marketing has a key part to play (either as a means of growth for the businesses themselves, or as the service the businesses provide).

The Company’s wholly-owned subsidiaries are Onfolio LLC, Vital Reaction, LLC, Mighty Deals LLC, Onfolio Assets, LLC, Onfolio Management, LLC, WP Folio, LLC, Proofread Anywhere, LLC, Contentellect, LLC, SEO Butler Limited, DealPipe, LLC and Pace Generative LLC. The Company also maintains majority ownership in DDS Rank, LLC, RevenueZen, LLC, and Eastern Standard, LLC which are owned 66%, 88%, and 53% respectively, by the Company as of September 30, 2025.

CORPORATE HISTORY AND INFORMATION

Onfolio Holdings, Inc. was incorporated on July 20, 2020 under the laws of Delaware to acquire and development high-growth and profitable internet businesses. The Company primarily earns revenue through website management, advertising and content placement on its online businesses, and product sales on certain sites. We own multiple online businesses and manage online businesses on behalf of certain unconsolidated entities in which we hold equity interests. Our Company operates in two business segments: Business to Business (“B2B”) and Business to Consumer (“B2C). We consider our space at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 to be our principal executive office. Our telephone number is (682) 990- 6920.

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RECENT DEVELOPMENTS

October Unit Offering

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, on October 7, 2025, the Company commenced a private placement pursuant to Regulation D under the Securities Act, pursuant to which it raised aggregate gross proceeds of $1.0 million on October 23, 2025. The financing consisted of the sale of units priced at $50,000 per unit, with each unit consisting of shares of the Company’s common stock and warrants to purchase shares of common stock at an exercise price of $2.50 per share. The warrants expire on August 30, 2027.

Promissory Notes

On November 28 2025, the Company repaid an aggregate of $250,000 of outstanding indebtedness under three unsecured promissory notes previously issued to certain lenders (the “Promissory Notes”), representing repayment of all principal and accrued interest then outstanding. As a result of such repayments, no amounts remain outstanding under the Promissory Notes.

Revenuezen Note

On November 28, 2025, the Company repaid an aggregate of $390,000 of outstanding indebtedness under a promissory note issued to the sellers in connection with the Company’s acquisition of RevenueZen LLC (the “RevenueZen Seller Note”). As a result of such repayment, no amounts remain outstanding under the RevenueZen Seller Note.

Private Placement of Notes and Rights

On November 17, 2025, the Company entered into the Securities Purchase Agreement providing for the private placement of up to an aggregate principal amount of $300.0 million of the Notes, together with the Rights. Pursuant to the Securities Purchase Agreement, the Company issued an initial aggregate principal amount of $6.0 million of Notes on November 17, 2025 (the “Initial Notes”). The Initial Notes mature on November 17, 2027, are convertible into shares of Common Stock at an initial conversion price of $0.984, subject to adjustment, and are senior obligations of the Company secured by substantially all of the assets of the Company and its subsidiaries. Subject to the terms and conditions of the agreement, the Company may require the purchasers to participate in one or more additional closings for the issuance of additional notes, including up to $2.0 million in a first additional closing and up to an aggregate of $292.0 million in one or more subsequent additional closings. The Company used approximately $2.44 million of the net proceeds from the Initial Notes to purchase digital assets, including Ethereum (ETH), Solana (SOL) and Bitcoin (BTC).

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THE OFFERING

Issuer	Onfolio Holdings, Inc.

Securities offered by the Selling Stockholder:	36,201,104 of Common Stock.

Shares of common stock outstanding before this offering:	41,328,500 shares of Common Stock, assuming conversion of the Notes and exercise of the Rights held by the Selling Stockholder as of January 26, 2026.

Terms of this offering

The Selling Stockholder, including its transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Use of proceeds:	We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder.

Dividend policy:

Our Company has never declared any cash dividends on its common stock. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See “Dividend Policy,” and “Risk Factors - Risks Related to Owning Our Securities” in this prospectus for more information regarding our dividend policy.

Trading symbol:	Our common stock and publicly-traded warrants are listed on the Nasdaq Capital Market under the symbols “ONFO” and “ONFOW”, respectively.

Risk factors:

You should carefully consider the information set forth in this prospectus and the specific factors set forth in the “Risk Factors” incorporated by reference before deciding whether or not to invest in the Shares.

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RISK FACTORS

Before purchasing any of the securities you should carefully consider the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K, and any subsequent updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For a description of these reports and documents, and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference”. Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business, and prospects.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

●	the anticipated timing of the development of future products;
●	projections of costs, revenue, earnings, capital structure and other financial items;
●	statements of our plans and objectives;
●	statements regarding the capabilities of our business operations;
●	statements of expected future economic performance;
●	statements regarding competition in our market; and
●	assumptions underlying statements regarding us or our business.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●

our ability to manage our current and projected financial position and estimated cash burn rate, including our estimates regarding expenses, future revenues and capital requirements, and ultimately our ability to continue as a going concern;

●

our ability to raise additional capital to further develop and expand our business to meet our long-term business objectives. We have limited revenues and we cannot predict when we will achieve significant revenues and sustained profitability;

●	our ability to achieve significant revenues and sustained profitability;
●	impairment of goodwill and long-lived assets
●	changes in customer demand;
●	our ability to develop our brands cost-effectively, to attract new customers and retain customers on a cost-effective basis;
●	our ability to compete in the markets in which our online businesses participate;
●	our ability to make strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses;
●	our ability to continue to successfully manage our online businesses on a combined basis;
●	security breaches, cybersecurity attacks and other significant disruptions in our information technology systems
●	developments and changes in laws and regulations, including increased regulation of our industry through legislative action and revised rules and standards;
●	the occurrence of war and or other hostilities, political instability or catastrophic events;
●	natural events such as severe weather, fires, floods and earthquakes, or man-made or other disruptions of our operating systems, structures or equipment;
●	Risks related to, and the costs associated with, environmental, social and governance (ESG) matters, including the scope and pace of related rulemaking activity; and
●	Other factors and risks described under “Risk Factors” herein and in any of the Company’s subsequent reports filed with the SEC and available on its website at www.sec.gov.

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Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We are not selling any securities in this prospectus. All proceeds from the resale of the Shares offered by this prospectus will belong to the Selling Stockholder. We will not receive any proceeds from the Shares by the Selling Stockholder.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. Any future determination to pay dividends will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

BUSINESS

Company Overview

Onfolio Holdings Inc. was incorporated on July 20, 2020 under the laws of Delaware to acquire and develop high-growth and profitable online businesses. Unless the context otherwise requires, all references to “our Company,” “we,” “our” or “us” and other similar terms means Onfolio Holdings Inc., a Delaware corporation, and our wholly owned subsidiaries.

We acquire controlling interests in and actively manage small online businesses that we believe (i) operate in sectors with long-term growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) can be managed by our existing team or have strong management teams largely in place. Through the acquisition and growth of a diversified group of online businesses with these characteristics, we believe we offer investors in our shares an opportunity to diversify their own portfolio risk.

Our long-term goal is to build a world-class holding company that acquires, operates, and scales profitable online businesses. We aim to do this through operational excellence, smart capital deployment, strong leadership and infrastructure, and the maintenance of an innovator and small business owner’s mindset.

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Our ideal acquisition candidate has the following characteristics:

•	Proven customer acquisition track record ;
•	A product, physical or digital with satisfied customers and brand equity;
•	Upwards growth trajectory;
•	Growing industry or sector;
•	Attractive purchase price;
•	Under-utilized marketing assets or channels;
•	Passionate, high-value audience or customer base;
•	Attractive profit margin and cashflow; and
•	Diversified traffic and revenue sources.

We currently operate in the following business models: D2C eCommerce, B2B SEO and marketing services as well as B2B digital products. We anticipate a combination of continuous expansion of these verticals and increasing our share within them. Our business model is not based around success in a particular “niche”, but rather focusing on certain verticals and mediums where online marketing has a key part to play (either as a means of growth for the businesses themselves, or as the service the businesses provide).

Market Opportunity

We acquire controlling interests in and actively manage small online businesses. We characterize small online businesses as those that generate annual cash flows of up to $5 million per year. We believe that the acquisition market for these online businesses is highly fragmented and often provides opportunities to purchase at attractive prices and achieve positive outcomes for our shareholders. We believe this is driven by the following factors:

•	third-party financing for these acquisitions is often less available or terms are less favorable for the borrower;
•	sellers of these online businesses frequently consider non-economic factors, such as legacy or the effect of the sale on their employees;
•	these online businesses are more likely to be sold outside of an auction process or as part of a limited process;
•	“add-on” acquisitions can often be completed at attractive multiples of cash flow
•	many would-be buyers of these online businesses are restricted by their inability to operate these online businesses; and
•

the existence of a sweet spot where online businesses are too big for small/individual buyers and too small for other institutional buyers. We desire to be among the best resourced and most experience buyers in this acquisition sector.

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Competitive Strengths

We believe that the following competitive strengths contribute to our success and distinguish us from our competitors:

•

our senior management team has approximately 40 years of combined experience in Internet connected businesses. We believe that we have assembled a senior management team with highly complementary skills and experiences in the industry, accounting, finance, and acquisitions;

•	our team is decentralized and cross border, which enables us to identify, recruit and retain high quality talent wherever they reside;
•	many buyers focus on one vertical or niche, which limits their opportunity and concentrates their risk. We operate in a wider industry with competence in multiple models;
•	we believe our disciplined approach to our target market provides opportunities to methodically purchase attractive online businesses at values that are accretive to our shareholders;
•

we believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small online businesses available for acquisition;

•

we believe our financial structure allows us to acquire online businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our subsidiaries with access to growth capital, without being dependent on third-party transaction financing;

•

it has been our experience that our ability to acquire online businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of online businesses who are interested in confidentiality and certainty to close;

•	we believe that as a public company, we will become a preferred buyer of these online businesses, due to the above factors being added to the integrity that a public company brings; and
•

we believe that private company operators looking to sell their online businesses may consider us an attractive purchaser because of our ability to provide ongoing strategic and financial support for their website.

Strategy

In seeking to maximize shareholder value, we focus on finding online businesses with under-utilized marketing assets, strong growth, and areas of operational improvements. We then accelerate what is working and fix what is not.

Acquisition Strategy

Our strategy to grow our business involves the acquisition of online businesses that we expect to both complement existing verticals, existing online businesses, and allow us to add new verticals. We are experienced in digital marketing and believe the key to growing online businesses is the leverage of audiences. We believe that attractive opportunities to make such acquisitions will continue to present themselves as a result of the abundance of selling founders with a limited skillset or narrow focus. This provides us with an opportunity for optimization and growth in the average small online businesses that is for sale. We benefit from our management team’s ability to identify diverse acquisition opportunities in a variety of industries. In addition, we rely upon our management team’s experience and expertise in researching and valuing prospective target online businesses, as well as negotiating the ultimate acquisition of such target website.

We believe there are opportunities to acquire “distressed”, albeit profitable, online businesses, or where the sellers have not optimized the business to the fullest. The opportunity (both short and long term) is our ability to find online businesses where there are leverage points and growth opportunities that the current owners have not fully utilized. Historically, there have been ample of these for sale within our target price zone, which provides us with numerous opportunities to buy high quality business at reasonable prices. We use a series of quantitative, qualitative, financial, and legal criteria by which we evaluate each potential acquisition. We plan to acquire businesses with an income focus, and our target is to acquire businesses generating income of 20% to 30% internal rate of return, although there can be no guarantee that we will find such businesses and achieve this target. Among the factors considered are: (1) the business track record of revenue and earnings; (2) the type of business; (3) the experience and skill of the active management team of the business; (4) our assessment of the longevity and staying power of the underlying business; and (5) the potential for revenue growth and capital appreciation.

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Additionally, as our portfolio has grown, we are becoming more strategic with our acquisition targets and seek acquisitions where 1+1=3. This means that such an acquisition would either fill a gap in our organizational chart, allow an existing portfolio company to grow, or enable one or more of our existing portfolio companies grow the target company. We currently consider the following types of business models to be ideal 1+1=3 acquisitions for our existing portfolio:

a.)	Online courses that have overlap with our existing course portfolio and their audiences; and
b.)	Online services that have service and client overlap with our existing agency portfolio.

Over time, we expect the definition of an ideal 1+1=3 acquisition to evolve and widen as our portfolio grows and our surface area for strategic acquisitions expands.

We typically acquire ownership in our businesses utilizing one or more of the following: cash, debt, shares of our Series A Preferred stock, rollover interest or joint venture with one of our Onfolio Agency SPV vehicles that utilizes its own cash to acquire a portion of the acquired business. Our Company, through our subsidiary Onfolio Management LLC, is the manager of Onfolio Agency SPV, LLC (“OA SPV”), and Onfolio Agency SPV 2, LLC (“OA SPV 2”), collectively referred to as “OA SPVs”. Our Company does not hold any equity interest in the OA SPVs, but will receive 10% of any cash distributions paid by OA SPV, and 20% of any cash distributions paid by OA SPV 2, to its members, when declared, as the management fee.

As we grow our team, we may not be able to find, vet, and acquire businesses at the speed required for short term financial performance. We rely on our team’s ability to evaluate potential acquisitions. Further, we believe our Company can find acquisition opportunities where the seller has not fully optimized their business. We have grown businesses where digital marketing is the leverage point, and our experience and multi-channel skillset allows us to add a lot of value to existing efforts. This may give us the opportunity to continue to grow the majority of our acquisitions organically. We also believe that due to our corporate structure, our comfort with utilizing a remote workforce, and our status as a public company, we may be able to attract and incentivize talent to help both with our deal flow and acquisition efforts, and our organic growth.

Quality Assurance Programs and Processes

Quality Assurance (“QA”) practices differ depending on the products. Before we acquire any online business that deals with physical products, we research reviews of the products online to see if there is a large number of complaints. We look at the refund rate, and if dealing with a manufacturer on somewhere such as Alibaba, we also look at that manufacturer’s reviews. We also ask for any relevant certificates, licenses, or compliance documents.

In some instances, we may purchase the products ourselves, and this is something we may develop more procedures around if we increase our eCommerce acquisition activities. In the case of Vital-Reaction.com, for our supplement products, we require that our manufacturer be in compliance with cGMP guidelines. We require the manufacturer provide a 3rd party Certificate of Analysis (COA) of the products, which we then replicate with an independent 3rd party laboratory.

Before we acquire service businesses, such as those offering SEO or digital marketing services, we research and evaluate the company's reputation and acquire feedback across various platforms to gauge overall customer satisfaction. Additionally, we assess the rate of client retention and contract renewals, as these are strong indicators of the quality and value of the services provided. We may also trial their products to evaluate the quality of the services provided.

We use similar practices to conduct spot checks on the services we provide once acquired, using client retention and feedback to gauge customer satisfaction with the services provided.

Management Strategy

Our management strategy involves a combination of sharing resources across online businesses, and employing dedicated managers of individual online businesses. We set clear objectives for our businesses in collaboration with individual managers, and then entrust them with the autonomy to execute strategic decisions within these established parameters. We support them where necessary, but otherwise empower these subject matter experts with the operational freedom to grow the online businesses in line with their responsibilities and our shared objectives.

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Our Online Businesses

Our Company is structured as follows:

We own and/or manage the following 21 online businesses:

Pace Generative LLC - Own

In May 2025, we formed Pace Generative LLC, a start-up Generative Engine Optimization service that help brands appear in AI-generated answers, which is a rapidly emerging opportunity in digital discovery and trust-building. Pace Generative helps brands increase their visibility and traffic from AI answer engines, such as Google AI overviews, ChatGPT, Perplexity, and Grok. By using traditional content marketing, SEO, and PR techniques, along with new proprietary methods, Pace Generative helps optimize businesses for generative engine optimization. Our Company holds a 100% ownership stake in Pace Generative.

Eastern Standard - Own

In October 2024, we acquired Eastern Standard, a premier digital agency specializing in brand strategy, website development, and digital marketing. Eastern Standard provides tailored solutions across various industries, helping clients enhance their online presence through strategic branding, search engine optimization (SEO), and user-focused design. Our Company holds a 53% ownership stake in Eastern Standard, while the OA SPVs maintain a 37% equity interest, and the Eastern Standard founders maintain a 10% roll-over equity interest and continue to serve in leadership roles on the Eastern Standard team.

DDSrank.com - Own

In June 2024, we acquired DDS Rank, an online service provider that works with dental professionals to grow their online presence and patient base. DDS Rank offers digital marketing services such as search-engine optimization, paid advertising, and web design. DDS Rank enjoys a strong reputation in its field, specializing in helping dentists improve search engine visibility and attract more patients. Our Company holds a 66% ownership stake in DDS Rank, while OA SPV maintains a 34% equity interest.

RevenueZen.com - Own

In January 2024, we acquired RevenueZen.com, an online service provider that works with B2B brands to grow their organic and referral traffic. ReveueZen offers B2B marketing services such as search-engine optimization, Linkedin marketing and content marketing. RevenueZen enjoys a strong reputation in its field, specializing in working with startups, healthcare, professional services, renewable energy, and financial services businesses, among others. Our Company holds an 88% ownership stake in RevenueZen, while RevenueZen founders received a 12% roll-over equity interest and will serve in leadership roles in the Onfolio-owned RevenueZen team.

Contentellect.com -Own

In January 2023, we acquired Contentellect.com. Contentellect helps small-and medium-sized businesses scale their content with blog writing, link building, and more. The service offering consists of online (i) content writing services (including white label content creation, eBook writing and eCommerce product description writing), (ii) website link building services (including white label link building, HARO link building and SEO outreach services), (iii) social media marketing services, and (iv) virtual assistant services to individuals, businesses and agencies. The content created helps customers by improving organic traffic via search engines, enables them to conduct thought-leadership, and gives sales and marketing teams relevant and usable content at the top and middle of the marketing funnel. Our Company holds a 100% ownership stake in Contentellect.com.

ProofreadAnywhere.com/WorkAtHomeSchool.com/WorkYourWay2020.com - Own

In October 2022, we acquired ProofreadAnywhere.com/WorkAtHomeSchool.com/WorkYourWay2020.com, which provide extensive online resources in the form of courses, workshops and blog posts for readers looking to train and become professional proofreaders. The curriculum helps users spot common errors, catch grammatical mistakes, and in turn, improve their proofreading skills and launch new careers. These online businesses also sell digital books covering several topics such as writing skills and freelancer taxation, and generate revenue through their courses, workshops, and eBook sales, each sold individually and in bundles. Our Company holds a 100% ownership stake in ProofreadAnywhere.com / WorkAtHomeSchool.com / WorkYourWay2020.com.

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SEOButler.com - Own

In October 2022, we acquired SEOButler.com, an online provider of extensive products within the SEO niche including content, guest posting, social signals, and citations. The website deploys a custom-built Order Management System (OMS), designed to make the content creation process highly scalable while eliminating the bottlenecks that could otherwise impede the growth of a productized service business that relies primarily on human writers and editors. Our Company holds a 100% ownership stake in SEOButler.com.

Preventdirectaccess.com/Passwordprotectwp.com - Divested December 2024

In October 2022, we acquired Preventdirectaccess.com/Passwordprotectwp.com, which provides a suite of optimization, customization, privacy and security products and services for WordPress websites, with the core offerings consisting of (i) the WordPress plugin known as PREVENT DIRECT ACCESS available via the website preventdirectaccess.com, and (ii) the WordPress plugin known as PASSWORD PROTECT WORDPRESS available via the website passwordprotectwp.com. Customers of these websites utilize these online businesses’ security plugins that allow bloggers, creators, agencies, and SMBs to protect their digital assets, products, and content. Our Company held a 100% ownership stake in Preventdirectaccess.com / Passwordprotectwp.com (“WPFolio LLC”) until the sale of the business operations for $780,000 in an all-cash transaction.

Mightydeals.com - Own

In January 2021, we acquired Mightydeals.com and its related domain names. Mightydeals.com is a vendor of design bundles and deals for freelance designers, agencies, hobbyists and solopreneurs. The online business works with creators of design templates, fonts, software, and training (the vendors) and offers their works at steep discounts. It then shares the revenue with the vendors. Our Company holds a 100% ownership stake in Mighty Deals LLC, which owns Mightydeals.com.

Vital-Reaction.com - Own

In December 2020, we acquired Vital-Reaction.com. Vital-Reaction.com is an online supplements business providing molecular hydrogen tablets, clinical and retail inhalers, dermal therapy devices, grounding mats, and other related products. The online business operates out of Boulder, Colorado, and ships across the U.S. and internationally. Products are sourced from within the US, Japan, and China. Customers range from retail customers to U.S. clinicians and doctors who resell or refer customers. Our Company holds a 100% ownership stake in Vital Reaction LLC, which owns Vital-Reaction.com.

Allthingsdogs.com - Own

In December 2020, we acquired Allthingsdogs.com. Allthingsdogs.com is a publishing website in the pet dog vertical. It publishes informational articles related to every breed of dog. The information ranges from how to care for a certain breed, to the best types of dog food, to training tips. As well as advertising revenue, the website earns money from I’ve affiliate commissions and sales of its own ebooks and informational products. This website is one of our three online businesses in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. Our Company holds a 100% ownership stake in Allthingsdogs.com.

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DealPipe.io - Own

In November 2023, we launched DealPipe, a service for sourcing "off-market" acquisition targets. Dealpipe utilizes our Company’s experience sourcing off-market deals for ourselves, offering this service to others. The DealPipe team is excited to help serial acquirers find online or offline businesses to add to their portfolios, and to help business owners find good homes for their businesses. Dealpipe earns monthly retainers, plus a success fee based on a percentage of the successful acquisition price, creating a lucrative business model. Our Company holds a 100% ownership stake in DealPipe.io

Fishkeepingworld.com - Manage/Own

In January 2020, we began to manage Fishkeepingworld.com. Fishkeepingworld.com is a publishing website in the ornamental fish and aquarium space. It provides information for hobbyists on how to care for their fish, maintain their tank, and level up their hobby. Our Company holds a 13.63% ownership stake in Onfolio JV I, LLC, which owns Fishkeepingworld.com and we receive a management fee of $2,500 per month and 50% profit share of any profits above $12,500 per month for managing this website. For example, if the website produced $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Asubtlerevelry.com - Manage/Own

In January 2020, we began to manage Asubtlerevelry.com. Asubtlerevelry.com covers topics ranging from hosting a house party, to bachelorette party ideas, to recipes, to crafts. The site is a pure content and display advertising site. Long term, the site is forming a strong part of the growing craft/DIY vertical that several of our other managed sites are in. Our Company holds a 10.70% ownership stake in Onfolio JV II LLC, which owns Asubtlerevelry.com and we receive a management fee of $1,500 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website produced $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Wowfreestuff.co.uk - Manage/Own

In April 2020, we began to manage Wowfreestuff.com. Wowfreestuff.com has a large audience of hundreds of thousands of people in the UK who want to be notified when companies do freebies and giveaways. Many of these companies pay a commission to the site to help promote their freebies. Our Company holds a 13.59% ownership stake in Onfolio JV III LLC, which owns Wowfreestuff.com and we receive a management fee of $3,000 per month and 50% profit share of any profits above $16,500 for managing this website. For example, if the website produced $2,000 net profit per month before we started managing it, and it produced $3,000 per month afterwards, we would receive 50% of the additional $1,000.

Woofwhiskers.com - Manage/Own

In June 2020, we began to manage Woofwhiskers.com. Woofwhiskers.com is a website reviewing dog food, providing high quality reviews, and receiving lucrative referral fees from dog food companies. The dog food space is competitive, and vendors build strong relationships with high quality publishers to help promote their brands. Woofwhiskers.com is one such website which enjoys strong relationships in the space. Over time, Woofwhiskers.com is building its own audience of dog lovers and will launch its own digital products, and eventually physical products. This website is one of our three online businesses in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. These online businesses earn revenue from display advertising and from affiliate commissions. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

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Perfectdogbreeds.com - Manage/Own

In October 2020, we began to manage Perfectdogbreeds.com. Perfectdogbreeds.com is a guide to owning all the different breeds of dogs in existence. Similar to Allthingsdogs.com (which focuses on care guides), Perfectdogbreeds.com earns money from display advertising, and its high traffic volume makes this is a lucrative monetization option. This website is one of our three online businesses in the dog vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale as we offer digital products, physical products, and work with key vendors in the industry. As our audience grows into the hundreds of thousands across the Allthingsdogs.com, Woofwhiskers.com and Perfectdogbreeds.com sites, we expect the pet dog aspect of our portfolio to grow in stature and revenue. The website earns revenue from display advertising. Our Company holds a 35.8% ownership stake in Onfolio JV IV LLC, which owns Woofwhiskers.com and Perfectdogbreeds.com.

Craftwhack.com - Manage/Own

In May 2020, we began to manage Craftwhack.com. Craftwhack.com is a website with free content teaching people how to perform certain arts and crafts. It earns revenue from affiliate commissions and display advertising. Similar to the dog vertical, we manage or own numerous sites in the crafting/DIY/home vertical, and plan to continue growing and improving our presence in the space. Audiences are passionate in this industry, and our skills in content publishing, eCommerce, and digital products gives us ample opportunity to add value and grow revenues in the space. As we now have more presence and more of our owned products in the space, we plan to use Craftwhack.com to continue to grow revenues across the portfolio and generate profits in its own right. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

Backgroundhawk.com - Manage/Own

In October 2020, we began to manage Backgroundhawk.com. Backgroundhawk.com is a review website and sits squarely in the growing and lucrative background check and legal check industry. Our Company receives 20% of free cash flows for managing this website. Our Company receives 20% of free cash flows for managing this website and we hold a 20% ownership stake in Onfolio Groupbuild 1 LLC, which owns Craftwhack.com.com and BackgroundHawk.com.

Outreachmama.com - Manage

In November 2020, we began to manage Outreachmama.com. Outreachmama.com is an SEO/content marketing services online business working with individuals and agencies to grow their presence in Google.com. The owners of this online business are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it, plus a management fee of $4,000 per month. Outreachmama.com is one of our two online businesses in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio sometimes makes use of these services too.

Getmerankings.com - Manage

In October 2021, we began to manage Getmerankings.com. Getmerankings.com is another SEO/content marketing online business. The owners of this online business are also Onfolio shareholders. Our Company receives a profit share of 50% of growth of profits above what the site was earning on average before we began managing it plus a management fee of $4,000 per month for managing this online business. Getmerankings.com is one of our two online businesses in the SEO vertical, providing us with significant growth opportunities and operational efficiencies, plus economies of scale. Onfolio will likely make use of these services too.

2023 and 2024 Divestitures and Impairments

In January 2023, the Company shut down the business operations of Digitallyapproved.com, which offered a newsletter on social media marketing, and a Pinterest management agency.

In November 2023, the Company shut down the business operations of Prettyneatcreative.com, an eCommerce business in the diamond painting niche.

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During the year ended December 31, 2023, the Company recognized impairment losses of $2,642,649 related to the BCP Media Acquisition, $580,284 related to the BWPS Acquisition, and $903,897 related to the SEO Butler Acquisition, $700,000 related to Mighty Deals website domains and $84,000 related to Pretty Neat Creative, operating under Onfolio Crafts LLC, and $105,937 related to various website domains operating under Onfolio Assets LLC for total aggregate impairment of $5,016,765 related to the above acquisitions, as a result of lower than expected cash flows from the acquired businesses and an increase in interest rates leading to a higher discount rate used.

In December 2024, the Company sold the business operations of BWPS (“WPFolio LLC)” for $780,000 in an all-cash transaction to align the wider portfolio more closely with the growing B2B agency and information products business lines.

Competition

We experience competition at both the acquisition company level and individual portfolio company level. There is an increased level of acquisition activity in the online businesses space from both new entrants and existing companies. We may compete for acquisitions with companies such as InterActiveCorp, FuturePLC, WeCommerce Holdings, Emerge Commerce, Red Ventures and Tiny to name a few.

We may sometimes find our individual brands competing against one another, but the main factor we compete on is deal flow and closing acquisitions at an attractive price. In the acquisition space we believe the principle competitive factors are:

•	reputation of acquiring company;
•	valuation of target company;
•	convenience of due diligence; and
•	time to closing.

At the portfolio level, Eastern Standard may compete with other agencies offering similar digital marketing and web design services such as OHO Interactive, iFactory, Digital Wave, and Digital Silk, amongst others. In this industry, we believe the principal competitive factors are:

•	quality of digital marketing services and execution;
•	experience and expertise of their team;
•	customer satisfaction; and
•	competitive pricing and value for money.

For DDS Rank may compete with other agencies offering similar dental SEO and marketing services such as The Dental SEO Company, Best Results Dental Marketing, and PatientGain, amongst others. In this industry, we believe the principal competitive factors are:

•	patient lead generation for dentists;
•	quality of SEO and marketing strategies;
•	experienced dental SEO experts; and
•	customer satisfaction from dentists.

For RevenueZen may compete with other agencies offering similar digital marketing services such as Skale, SaaSpirin, and SimpleTiger, amongst others. In this industry, we believe the principle competitive factors are:

•	client sales pipeline generation;
•	quality of methodology and execution;
•	experienced, high output strategists; and
•	customer satisfaction.

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For Contentellect, the main competitors include Fat Joe, Outreach Monks, Brand Featured and Writing Studio. In this industry, we believe the principle competitive factors are:

•	quality of deliverables;
•	quality of service and communication;
•	scalability; and
•	customer satisfaction.

Proofread Anywhere may compete with other courses in the freelancing space, such Knowadays, The Proofreading Business Coach, Bookkeeper Launch, and Virtual Savvy, among others. In this industry we believe the primary competitive factors are:

•	quality of product;
•	communication of benefits;
•	price of course; and
•	positive and recent third-party reviews.

SEOButler may compete with other link building agencies, such as Loganix, SirLinksALot, LinkBuilder, Fat Joe, and Outreach Monks. In this industry, we believe the principle competitive factors are:

•	quality of deliverables;
•	quality of service and communication;
•	scalability; and
•	customer satisfaction.

Vital Reaction competes with brands such as DrinkHRW, DrMercola and Quicksilver Scientific. In this industry we believe the principle competitive factors are:

•	quality of product;
•	communication of benefits;
•	price of product;
•	safety; and
•	customer satisfaction.

For MightyDeals, the main competitors are other marketplaces or “deal” providers, such as AppSumo, FontBundles, CreativeMarket, and a few others. We mostly compete for securing exclusive deals with vendors, and brand loyalty.

We believe in this industry the principle competitive factors are:

•	volume and popularity of deals;
•	pricing of deals and relative discount; and
•	exclusivity of deals.

Pace Generative faces competition from other agencies offering G.E.O services, such as Siege Media, First Page Sage, and Omniscient Media. These are currently legacy SEO agencies that have started offering competing services.

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In the future, Pace may also face competition from more dedicated GEO agencies, or GEO platforms like Profound or AthenaHQ if they start to offer their own services. In this industry, we believe the principle competitive factors are:

•	Quality of deliverables;
•	Quality of service and communication;
•	Results;
•	Price; and
•	Scalability.

Dealpipe faces competition from other Corporate Development consultants, investment bankers, and lead generation firms dedicated to finding acquisition targets. In this industry, we believe the principle competitive factors are:

•	Speed of lead generation;
•	Volume of lead generation;
•	Quality of lead generation; and
•	Integrity and authenticity.

Intellectual Property

We regard some aspects of our internal operations, software, and documentation as proprietary, and rely primarily on a combination of contract and trade secret laws to protect our proprietary information. We believe, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protections are less significant than factors such as the knowledge, ability, and experience of our employees, frequent software product enhancements, and the timeliness and quality of our support services. The source code for our proprietary software is protected as a trade secret. We enter into confidentiality or license agreements with our employees, consultants, and clients, and control access to and distribution of our software, documentation, and other proprietary information. We cannot guarantee that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We do not believe our software products or other proprietary rights infringe on the property rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us with respect to current or future software products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

We have registered trademark and copyrights for the Vital Reaction and Mighty Deals company name. We may file trademarks, copyrights, and patents for our other online businesses as well.

Government Regulation

We are subject to a variety of domestic and foreign laws and regulations in the U.S. and abroad involving matters that are important to (or may otherwise impact) our various websites, such as broadband internet access, online commerce, privacy and data security, advertising, intermediary liability, consumer protection, taxation, worker classification and securities compliance. These domestic and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are continually evolving and can be subject to significant change. As a result, the application, interpretation and enforcement of these laws and regulations (and any amended, proposed or new laws and regulations) are often uncertain, particularly in the Internet industry, and may vary from jurisdiction to jurisdiction and over time, which could result in conflicts with the current policies and practices of our websites.

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Because we conduct substantially all of our business on the Internet, we are particularly sensitive to laws and regulations that could adversely impact the popularity or growth in use of the Internet and/or online products and services generally, restrict or otherwise unfavorably impact whether or how we may provide our products and services, regulate the practices of third parties upon which we rely to provide our products and services and/or undermine an open and neutrally administered Internet access. For example, in December 2017, the U.S. Federal Communications Commission (the “FCC”) adopted the Restoring Internet Freedom Order. This order, which was released in January 2018 and took effect in June 2018, reversed net neutrality protections in the United States that had been in place since 2015, including the repeal of specific rules against blocking, throttling or “paid prioritization” of content or services by Internet service providers. Also, Section 230 of the Communications Decency Act of 1996 (“Section 230”), which generally provides immunity for website publishers from liability for third party content appearing on their platforms and the good faith removal of third party content from their platforms that they may deem obscene or offensive (even if constitutionally protected speech), since its adoption has been (and continues to be) subject to a number of challenges. The immunities conferred by Section 230 could also be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, the U.S. Congress amended Section 230 to remove certain immunities and most recently, in 2020, various members of the U.S. Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Any future adverse changes to Section 230 could result in additional compliance costs for us and/or exposure for additional liabilities.

Because we receive, store and use a substantial amount of information received from or generated by our users and subscribers, we are also impacted by laws and regulations governing privacy, the storage, sharing, use, processing, disclosure and protection of personal data and data security, primarily in the case of our operations in the United States and the European Union and the handling of personal data of users located in the United States and the European Union. Recent examples of comprehensive regulatory initiatives in the area of privacy and data security include a comprehensive European Union privacy and data protection reform, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018. The GDPR, which applies to certain companies that are organized in the European Union or otherwise provide services to (or monitor) consumers who reside in the European Union, imposes significant penalties (monetary and otherwise) for non-compliance, as well as provides a private right of action for individual claimants. The GDPR will continue to be interpreted by European Union data protection regulators, which may require us to make changes to our business practices and could generate additional risks and liabilities. The European Union is also considering an update to its Privacy and Electronic Communications Directive to impose stricter rules regarding the use of cookies.

In addition, in October 2015, the European Court of Justice (“ECJ”) invalidated the U.S.-EU Safe Harbor framework that had been in place since 2000 for the transfer of personal data from the European Economic Area (the “EEA”) to the U.S., and on July 16, 2020, the ECJ invalidated the EU-U.S. Privacy Shield as an adequate safeguard when transferring personal data from the EEA to the U.S. These regulations continue to evolve and may ultimately require us to devote resources towards compliance and/or make changes to our business practices to ensure compliance, all of which could be costly. Also, the exit from the European Union by the United Kingdom could result in the application of new and conflicting data privacy and protection laws and standards to our operations in the United Kingdom and our handling of personal data of users located in the United Kingdom. At the same time, many jurisdictions abroad in which we do business have already or are currently considering adopting privacy and data protection laws and regulations.

Moreover, while multiple legislative proposals concerning privacy and the protection of user information are being considered by the U.S. Congress and various U.S. state legislatures, certain U.S. state legislatures have already enacted privacy legislation, one of the strictest and most comprehensive of which is the California Consumer Privacy Act of 2018, which became effective on January 1, 2020 (the “CCPA”). The CCPA provides new data privacy rights for California consumers, and restricts the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations. The CCPA also provides consumers with a private right of action for security breaches, as well as provides for statutory damages. In addition, on November 3, 2020, California voters approved Proposition 24 (the “California Privacy Rights Act of 2020”), which amends certain provisions of the CCPA and becomes effects January 1, 2023, will further restrict the ability of certain of our websites to use personal California user and subscriber information in connection with their various products, services and operations and/or impose additional operational requirements on such websites. Lastly, the U.S. Federal Trade Commission has also increased its focus on privacy and data security practices, as evidenced by the first-of-its-kind, $5 billion dollar fine against a social media platform for privacy violations in 2019. As a result, we could be subject to various private and governmental claims and actions in this area.

As a provider of certain subscription-based products and services, we are also impacted by laws or regulations affecting whether and how our online businesses may periodically charge users for membership or subscription renewals. For example, the European Union Payment Services Directive, which became effective in 2018, could impact the ability of certain of our online businesses to process auto-renewal payments for, as well as offer promotional or differentiated pricing to, users who reside in the European Union. Similar laws exist in the U.S., including the federal Restore Online Shoppers Confidence Act and various U.S. state laws, and legislative and regulatory enactments or amendments are under consideration in a number of U.S. states.

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We are also sensitive to the adoption of new tax laws. The European Commission and several European countries have recently adopted (or intend to adopt) proposals that would change various aspects of the current tax framework under which certain of our European online businesses are taxed, including proposals to change or impose new types of non-income taxes (including taxes based on a percentage of revenue).

In addition, in the case of certain online businesses, such as Vital Reaction, we must be compliant with U.S. Food and Drug Administration (“FDA”) regulations for claims made by supplement companies. All of our marketing materials must be in alignment with both the spirit and letter of the disclaimer, “These products/claims have not been evaluated by the FDA. These products are not intended to diagnose, treat or cure any health conditions.”

We are also subject to laws, rules and regulations governing the marketing and advertising activities of our various online businesses conducted by or through telephone, email, mobile digital devices and the Internet, including the Telephone Consumer Protection Act of 1991, the Telemarketing Sales Rule, the CAN-SPAM act and similar state laws, rules and regulations, as well as local laws, rules and regulations and relevant agency guidelines governing background screening.

Further, all of our websites could be subject to the Americans with Disabilities Act (the “ADA”) The ADA does not explicitly address online compliance. With no specific coverage under the law, it usually falls to the courts to determine how ADA standards apply to websites-or whether they do at all.

Lastly, as a company based in the U.S. with foreign offices in various jurisdictions worldwide, we are subject to a variety of foreign laws governing the foreign operations of our various online businesses, as well as U.S. laws that restrict trade and certain practices, such as the Foreign Corrupt Practices Act.

Non-Government Regulation

From a non-Governmental standpoint, we also need to comply with policies and terms of service on various platforms, including but not limited to: Facebook, Facebook Ads, Instagram, Pinterest, Google Ads, Google Search, Twitter, TikTok, and YouTube.

Properties and Facilities

The Company is a remote company, meaning that it does not have a physical office where employees work. Our executive officers and other employees have the option of either telecommuting or working from somewhere else. We lease and maintain an office out of our chief executive officer’s residence at the Executive Centre Taipei, Level 4, Neihu New Century Building No, No. 55, Zhouzi St, Neihu District, Taipei City, 114, Taiwan (approximately $400 per month), a community and co-working space at The Mill at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 ($75 per month) and storage space at 3002 Nelson Road, Longmont, Colorado, 80503 ($159 per month). We do not currently own any real estate. We consider our space at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 to be our principal executive office.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceedings.

Employees

As of the date of this filing, our Company, including all its subsidiaries, has 12 full-time employees and 1 part-time employee. It also utilizes 66 full-time contractors in connection with its business operations.

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Corporate History and Available Information

Onfolio Holdings Inc. was incorporated under the laws of the State of Delaware on July 20, 2020. Unless the context otherwise requires, all references to “our Company,” “we,” “our” or “us” and other similar terms means Onfolio Holdings Inc., a Delaware corporation, and our wholly owned subsidiaries.

We consider our space at 1007 North Orange Street, 4th Floor Wilmington, Delaware 19801 to be our principal executive office. The Company is a remote company, meaning that it does not have a physical office where employees work. Our executive officers and other employees have the option of either telecommuting or working from somewhere else. The Company employs workers in numerous time zones around the world. Our telephone number is (682) 990- 6920. Our website address is located at https://www.onfolio.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

SELLING STOCKHOLDER

The Shares being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon conversion of the Notes and exercise of (or otherwise issuable pursuant to) the Rights.  For additional information regarding the issuance of the Notes and the Rights, see “Private Placement of Notes and Rights” above.  We are registering the Shares in order to permit the Selling Stockholder to offer the Shares for resale from time to time.  Except for the ownership of the Notes and the Rights issued pursuant to the Securities Purchase Agreement, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on its ownership of Shares, Notes and Rights, as of January 26, 2026, assuming conversion of the Notes held by such Selling Stockholder on that date but taking account of any limitations on conversion set forth therein and exercise of (or otherwise issued or issuable pursuant to) the Rights held by such Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein set forth therein.

The third column lists the Shares being offered by this prospectus by the Selling Stockholder and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of (or otherwise issuance pursuant to) the Rights held by such Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholder pursuant to this prospectus.

In accordance with the terms of a registration rights agreement with the holders of the Notes, this prospectus generally relates to (i) 32,727,273 Note Shares issuable and registered hereby, which amount is derived by dividing the $6 million principal amount of the outstanding Notes (plus a default premium of 20%, for a total assumed principal amount outstanding of $7.2 million) by the Floor Price, and (ii) 3,473,831 Right Shares issuable and registered hereby which amount is derived by multiplying (x) the value (as determined in accordance with the Rights Agreement) of the cryptocurrency and/or digital assets purchased by the Company, from and after November 17, 2025, calculated as of January 26, 2026, by (y) 20%, in accordance with the terms of the Purchase Agreement. Because the Initial Conversion Price and the Floor Price of the Notes and the conversion price of the Rights may be adjusted, the number of Shares that will actually be issued may be more or less than the number of Shares being offered by this prospectus. In the event the Company issues additional Notes pursuant to the Purchase Agreement, it will file a new registration statement to register the shares of Common Stock issuable upon the conversion of such Notes. The fourth column in the table below assumes the sale of all of the Shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Notes and the Rights, the Selling Stockholder may not convert the Notes or exercise the Rights to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company.  The number of shares in the second column reflects these limitations. The Selling Stockholder may sell all, some or none of its shares in this offering.  See “Plan of Distribution.”

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	Beneficial Ownership Before Offering(1)			Maximum Number of	Beneficial Ownership After Offering(3)
Name	Number of Shares		Percentage of Shares	Shares Offered(2)	Number of Shares	Percentage of Shares
ATW Digital Assets XI LLC (5)	269,295	(4)	4.99%	36,201,104	2,170,605	4.99%

(1)

Applicable percentage ownership is based on 5,127,396 Shares outstanding assuming the conversion or exercise of all issued and outstanding securities convertible into or exercisable for shares of Common Stock as of January 26, 2026 and based on 41,328,500 Shares outstanding after the offering.

(2)

For the purposes of the calculations the Shares to be sold pursuant to the prospectus we are assuming  (a) all Notes are converted in full at a conversion price of $0.22 without regard to any limitations set forth in therein and (b) interest on the Notes has accrued through November 17, 2027 and is paid in Shares, at an interest rate of 8%.

(3)

Represents the amount of Shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Shares underlying the Notes and Rights registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other Shares are acquired or sold by such Selling Stockholder prior to completion of this offering. However, the Selling Stockholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other Shares that it may own pursuant to another registration statement under the Securities Act or sell some or all of its shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)

This column lists the number of Shares beneficially owned by this Selling Stockholder, as of January 26, 2026, after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of January 26, 2026, this Selling Stockholder would beneficially own an aggregate number of 1,548,369,328 Shares underlying its Note and related Rights, 36,201,104 of which are being registered under this prospectus.

(5)

ATW Partners Management, LLC (the “Manager”), the investment manager to ATW Digital Assets XI LLC, has discretionary authority to vote and dispose of the shares held by ATW Digital Assets XI LLC and may be deemed to be the beneficial owner of these shares. Kerry Propper and Antonio Ruiz-Gimenez, each in their capacity as Managing Members of the Manager, may also be deemed to have investment discretion and voting power over the shares held by ATW Digital Assets XI LLC. The Manager, Mr. Propper and Mr. Ruiz-Gimenez each disclaim any beneficial ownership of these shares. The address of the Selling Stockholder is c/o ATW Partners Opportunities Management, LLC, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

The following description of our Company’s capital stock and provisions of our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”) are summaries and are qualified by reference to our Company’s certificate of incorporation and bylaws.

The total number of shares of all classes of capital stock that our Company is authorized to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share (the “common stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “preferred stock”), of which 1,000,000 shares of preferred stock have been designated by our Board of Directors (“Board”) as series A preferred stock (the “series A preferred stock”).

As of the date of this prospectus, our Company had outstanding 5,127,396 shares of common stock and  170,460  shares of series A preferred stock.

Common Stock

The holders of our Company’s common stock are entitled to one vote per share. In addition, the holders of our Company’s common stock will be entitled to receive dividends ratably, if any, declared by our Company’s Board out of legally available funds; however, the current policy of the Board is to use all available funds and any future earnings for use in financing the growth of our business and to meet our series A preferred stock dividend obligations. We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Upon liquidation, dissolution or winding-up, the holders of our Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Company’s common stock have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of the series A preferred stock, in addition to any other series of preferred stock which may be designated solely by action of the Board and issued in the future.

Publicly traded warrants

The following summary of certain terms and provisions of the publicly traded warrants we issued as part of our initial public offering. This summary is not complete and is subject to and qualified in its entirety by the provisions of the warrant agency agreement, which is filed as an exhibit to our Company’s Annual Report on Form 10-K for the year ended December 31, 2024. You should carefully review the terms and provisions set forth in the warrant agency agreement, including the annexes thereto, and the form of publicly traded warrant.

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Outstanding. As of the date of this prospectus, we have outstanding publicly traded warrants to purchase  6,117,250  shares of common stock.

Exercisability. The publicly traded warrants are exercisable at any time after August 30, 2022, and at any time up to the date that is five (5) years after August 30, 2022. The publicly traded warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitation. A holder does not have the right to exercise any portion of the publicly traded warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the publicly traded warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the publicly traded warrants is $5.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The publicly traded warrant exercise price is also subject to downward adjustment in the event we issue shares of common stock in a capital raising transaction at a price below the exercise price, subject to a minimum exercise price of $2.50.

Cashless Exercise. If, at any time during the term of the publicly traded warrants, the issuance of shares of common stock upon exercise of the publicly traded warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the publicly traded warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the publicly traded warrant in payment of the purchase price payable in respect of the number of shares of common stock purchased upon such exercise.

Rights as a Stockholder. Except as otherwise provided for in the publicly traded warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a publicly traded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Warrant Agent; Global Certificate. The publicly traded warrants are issued in registered form under the warrant agency agreement between the warrant agent and our Company. The publicly traded warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. Our transfer agent, VStock Transfer LLC will serve as the warrant agent.

Governing Law. The publicly traded warrants and the warrant agency agreement are governed by Delaware law.

Placement Agent Warrants

In addition, as additional compensation for EF Hutton’s services, we agreed to issue warrants to EF Hutton or its designees to purchase 82,613 shares of our common stock at $5.50 (the “representative’s warrants”). The representative’s warrants may be exercised in whole or in part, commencing on a date which is six months from August 25, 2022 until August 25, 2027. The representative’s warrants provide for one-time demand registration rights and unlimited “piggyback” registration rights for the shares of our common stock exercisable thereunder as well as customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of common stock or common stock equivalents at prices (or with exercise and/or conversion prices) below the offering price as permitted under FINRA Rule 5110(g)(8)(E). The demand registration rights and piggyback registration rights will terminate on the fifth anniversary and seventh anniversary of the commencement of sales of the offering, respectively, in compliance with FINRA Rules 5110(g)(8)(C) and (D).

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Series A Preferred Stock

Our series A preferred stock is senior in rank to shares of common stock with respect to dividends, liquidation and dissolution. Each share of Series A preferred stock carries an annual 12% cumulative, non-compounding dividend based on the cash amount invested into the Series A preferred stock, payable quarterly. Dividends on Series A preferred stock will be paid prior to any dividends on any other class of shares, including common stock. In the event of any liquidation, dissolution or winding up of our Company, the proceeds shall be paid as follows: (i) first, pay the purchase price plus accrued dividends, on each share of Series A preferred stock; and (ii) next, the balance of any proceeds shall be distributed pro rata to holders of common stock or other junior securities. The Series A preferred stock shall be redeemable at the option of our Company commencing any time after January 1, 2026 at a price equal to the purchase price ($25.00 per share) plus accrued dividends, on each share of Series A preferred stock.

Except as otherwise required by law, the Series A preferred stock have no voting rights other than with respect to the following where the Series A preferred stock will vote as a separate class: (a) the creation or authorization of any securities of the Company that ranks superior to or in parity with the Series A preferred stock in rights, preferences, or privileges, (b) the amending, altering, modifying, or repealing the sections of the certificate of incorporation relating to the Series A preferred stock, (c) redeeming, purchasing, or otherwise acquiring or paying or declaring any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company; provided, that this restriction shall not apply to (i) the redemption or repurchase of or the payment of dividends on Shares of Series A preferred stock, (ii) the declaration or payment of any dividend or distribution payable on the common stock in shares of common stock, or (iii) the repurchase of junior securities held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase; (d) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations relating to the sections of the certificate of incorporation relating to the Series A preferred stock, including the ability of the Company to pay dividends or make any redemption or other liquidation payment required hereunder; or (e) agree or commit to do any of the foregoing.

On or before 180 days following the sale of at least 600,000 shares of the Series A preferred stock, our Company shall register the Series A preferred stock by preparing and filing one registration statement, or if necessary more than one registration statement, of our Company in compliance with the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended and thereafter apply to list the Series A preferred stock on a U.S. stock exchange or develop a public trading market for the Series A preferred stock by soliciting securities brokers to become market makers of the series A preferred on an established over the counter trading market, such as the OTC Markets. Our series A preferred stock became quoted and began trading on the OTCQB on October 30, 2024 under the symbol “ONFOP.”

2020 Equity Incentive Plan

On July 23, 2020, we adopted the Onfolio Holdings Inc. 2020 Equity Incentive Plan, as amended, (the “2020 Plan”), which was approved by both our Board and our stockholders. Under the 2020 Plan, our Company may grant awards to our employees, consultants and directors and such other individuals who are reasonably expected to become employees, consultants and directors. Awards that may be granted under the 2020 Plan include: incentive stock options, non- qualified stock options, stock appreciation rights, restricted awards, performance share awards, cash awards, and other equity-based awards. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2020 Plan is 2,600,000 shares, except at any given time, the number of shares that may be issued pursuant to the 2020 Plan cannot exceed the number of shares that is equal to 20% of our Company’s total shares of common stock outstanding at the time of any grant of awards under the 2020 Plan.

As of December 31, 2024, the Company awarded a total of 412,250 options with a weighted average exercise price of $1.02 per share, and 385,034 shares of common stock are issuable upon the exercise of outstanding stock options.

Anti-Takeover Provisions

Certain of our charter and statutory provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our executive officers, and certain members of our Board, could lower the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, subject to the rights of holders of any series of preferred stock, our certificate of incorporation and bylaws:

•	empower our Board to fix the number of directors of our Company solely by resolution;
•	do not allow for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	empower our Board to fill any vacancy on our Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
•

provide that special meetings of our stockholders may only be called by the Board or the chair of the Board (except that stockholders may also call special meetings of our stockholders so long as such stockholders beneficially owns at least 25% of the voting power of the outstanding shares of our stock);

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders;

•

provide our Board the ability to authorize undesignated preferred stock. This ability makes it possible for our Board directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•

provide that any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon;

•	provide that our Board is expressly authorized to adopt, amend or repeal our bylaws; and
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors.

Delaware Law

Section 203 of the Delaware General Corporation Law (“DGCL”) is applicable to takeovers of certain Delaware corporations, including us. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; or

•

on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two- thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or bylaws, effective 12 months after adoption. Our certificate of incorporation and bylaws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

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Contractual Provisions

Our award agreements related to our 2020 Plan may include change-in-control provisions that allow us to grant options or other awards pursuant to our 2020 Plan that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our Board also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills”, are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our Board adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Exclusive Forum Provision

Our certificate of incorporation and bylaws provide that unless our Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;
•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;
•	any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time); or
•	any action asserting a claim governed by the internal affairs doctrine.

Unless our Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our Company shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Further, if any action the subject matter of which is within the scope of the section immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce section immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The enforceability of similar choice of forum provisions in other companies’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation and bylaws to be inapplicable or unenforceable in such action.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, members of our Board, and others could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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PLAN OF DISTRIBUTION

We are registering the Shares issuable upon conversion of the Notes and exercise of (or otherwise issuable pursuant to) the Rights to permit the resale of these Shares by the holders of the notes and rights from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares. The Selling Stockholder may sell all or a portion of the Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the counter market account;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange
●	privately negotiated transactions; or
●	broker- dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	short sales made after the date the Registration Statement is declared effective by the SEC a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

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The Selling Stockholder may also sell Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus.  In addition, the Selling Stockholder may transfer the shares of common stock by other means not described in this prospectus.  If the Selling Stockholder effect such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholder may also sell shares of common stock short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholder may also loan or pledge the Shares to broker-dealers that in turn may sell such Shares.

The Selling Stockholder may pledge or grant a security interest in some or all of the Notes, the Rights, or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholder under this prospectus. The Selling Stockholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We will pay all expenses of the registration of the Shares pursuant to the registration rights agreement, estimated to be $3,849.52 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the Selling Stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Stockholder will be entitled to contribution.  We may be indemnified by the Selling Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering.

EXPERTS

The financial statements of Onfolio Holdings Inc. as of December 31, 2024 and 2023 have been included in this Registration Statement and have been so included in reliance on the report of Astra Audit & Advisory LLC, an independent registered public accounting firm, (such report including an explanatory paragraph regarding our ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 16, 2025.

●

our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 filed with the SEC on May 15, 2025, for the quarterly period ended June 30, 2025 filed with the SEC on August 14, 2025, and for the quarterly period ended September 30, 2025 filed with the SEC on November 14, 2025.

●	our Current Reports on Form 8-K filed with the SEC on February 28, 2025, August 11, 2025, October 8, 2025, October 24, 2025, and November 19, 2025.

All other reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date that this registration statement becomes effective and after the date of this prospectus but before the termination of the offering of the securities described in this prospectus shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

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Any statement contained in this prospectus or contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed supplement to this prospectus, or document deemed to be incorporated by reference into this prospectus, modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Onfolio Holdings Inc.

1007 North Orange Street, 4th Floor

Wilmington, Delaware

Attn: Dominic Wells

Dom@onfolio.com

(682) 990-6920

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We also maintain a website at www.onfolio.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission (“SEC”). We will pay all these expenses.

Amount to be paid
SEC registration fee	$3,849.52
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$15,000.00
Transfer Agent fees and expenses	$5,000.00
Miscellaneous fees and expenses	$5,000.00
Total	$38,849.52

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

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Our certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must indemnify against all expenses, liability, and loss incurred in investigating, defending or participating in such proceedings.

We have also entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise; provided, however, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits us to provide broader indemnification rights than we were permitted prior thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, our Company has sold the following securities without registering the securities under the under the Securities Act of 1933, as amended (the “Securities Act”):

Date	Security
Oct. 2022	Warrant - Warrant to purchase 20,000 shares of Common Stock at $4.75 per share issued in connection with a business acquisition.
Dec. 2023	Preferred Shares - 22,600 shares with a purchase price of $25 per share issued for cash.
Jan. 2024	Preferred Shares -17,000 shares with a purchase price of $25 per share issued in connection with a business acquisition.
Jan. - Mar. 2024	Preferred Shares - 400 shares with a purchase price of $25 per share issued for cash.
June 2024	Preferred Shares - 800 shares with a purchase price of $25 per share issued for cash.
Oct. 2024	Preferred Shares -16,400 shares with a purchase price of $25 per share issued in connection with a business acquisition.
Feb. 2025	Preferred Shares -2,800 shares with a purchase price of $25 per share issued in connection with a business acquisition earnout payment.
Jan. - Mar. 2025	Preferred Shares - 28,000 shares with a purchase price of $25 per share issued for cash.

All of the securities were offered and sold in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or (i) Rule 506 of Regulation D promulgated thereunder; or (ii) Regulation S promulgated thereunder. No underwriters were utilized, and no commissions or fees were paid with respect to any of the above transactions.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Location
3.1	Amended and Restated Certificate of Incorporation	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
3.2	Certificate of Amendment of Certificate of Incorporation	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 08/16/22
3.3	Amended and Restated Bylaws	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/26/22
4.1	Warrant Agency Agreement, dated August 30, 2022, between the Company and VStock Transfer LLC	Incorporated by reference to Company’s Form 8-K filed with the SEC on 8/30/22
4.2	Form of Warrant Agreement (included in Exhibit 4.1)	Incorporated by reference to Company’s Form 8-K filed with the SEC on 8/30/2022
4.3	Form of Representative’s Warrant	Incorporated by reference to Company’s Form 8-K filed with the SEC on 7/25/22
4.4	Form of Stock Certificate	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 5/13/22
5.1	Opinion of Lucosky Brookman LLP	Previously Filed
10.1+	2020 Equity Incentive Plan	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 9/20/22
10.2+	2020 Equity Incentive Plan Amendment No 1	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 8/1622
10.3+	Form of Non-Qualified Stock Option Agreement - Employees	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.4+	Form of Stock Option Exercise Agreement - Employees	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.5+	Form of Non-Qualified Stock Option Award Agreement - Consultants	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.6+	Form of Stock Option Exercise Agreement - Consultants	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.7+	Form of Non-Qualified Stock Option Award Agreement - Non Employee Directors	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.8+	Form of Stock Option Exercise Agreement - Non Employee Directors	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.9+	Form of Restricted Stock Award Agreement - Directors	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.10+	Non-Employee Director Compensation Policy 2024	Incorporated by reference to Company’s Form 10-K filed with the SEC on 4/16/25
10.12+	Employment Agreement dated as of January 1, 2022, by the Company and Dominic Wells	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.13+	Employee Agreement Amendment dated as of March 25, 2025 by the Company and Dominic Wells	Incorporated by reference to Company’s Form 10-Q filed with the SEC on 08/14/25
10.14+	Employee Agreement dated as of December 19, 2024, by the Company and Adam Trainor	Incorporated by reference to Company’s Form 8-K filed with the SEC on 12/20/2024

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10.15	Form of Director and Officer Indemnification Agreement	Incorporated by reference to Company’s Form S-1 Registration Statement filed with the SEC on 04/07/22
10.16	Promissory Note - RevenueZen	Incorporated by reference to Company’s Form 8-K filed on 01/04/24
10.17	Form of $400,000 Promissory Note - Eastern Standard	Incorporated by reference to Company’s Form 8-K filed on 10/22/2024
10.18	Form of $850,000 Promissory Note - Eastern Standard	Incorporated by reference to Company’s Form 8-K filed on 10/22/2024
10.19	Form of Security Agreement - Eastern Standard	Incorporated by reference to Company’s Form 8-K filed on 10/22/2024
10.20	Form of Corporate Guarantee	Incorporated by reference to Company’s Form 8-K filed on 10/22/2024
10.21	Securities Purchase Agreement between the Company and Buyers, dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
10.22	Form of Senior Secured Convertible Note dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
10.23	Form of Right to Receive Common Stock dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
10.24	Form of Security and Pledge Agreement dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
10.25	Form of Guaranty dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
10.26	Form of Registration Rights Agreement dated November 17, 2025	Incorporated by reference to Company’s Form 8-K filed with the SEC on 11/19/25
23.1	Consent of Independent Registered Public Accounting Firm - Astra Audit & Advisory, LLC	Filed herewith
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)	Previously Filed
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Filing Fee Table	Previously Filed

+	Indicates a management contract or any compensatory plan, contract or arrangement.

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ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on January 28, 2026.

ONFOLIO HOLDINGS INC.

By:	/s/ Dominic Wells
Name: Dominic Wells
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dominic Wells	Chief Executive Officer, and Chair of the Board, Principal Executive Officer	January 28, 2026
Dominic Wells

/s/ Adam Trainor	Chief Financial Officer, Chief Operations Officer, Principal Financial and Accounting Officer	January 28, 2026
Adam Trainor

/s/ Andrew Lawrence		January 28, 2026
Andrew Lawrence	Director

/s/ David McKeegan		January 28, 2026
David McKeegan	Director

/s/ Robert J. Lipstein		January 28, 2026
Robert J. Lipstein	Director

/s/ Mark N. Schwartz		January 28, 2026
Mark N. Schwartz	Director

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